Exhibit 10.1

April 17, 2009

PRIVATE & CONFIDENTIAL

Mr. Stephen J. McCasey

4 Eversley Hall

King City, ON  L7B 1L8

Dear Steve:

Re:  Employment with Magna Entertainment Corp.

We wish to confirm your employment with Magna Entertainment Corp. (the “Corporation”) as follows:

1.                                      Position: As of April 3, 2009, you are appointed as Chief Operating Officer, East Coast reporting to the Chief Executive Officer or his designee(s).

2.                                      Base Salary:  Your Base Salary shall be US $200,000 per annum (less statutorily required deductions) payable in accordance with the Corporation’s standard payroll practices.  Your Base Salary shall be renewed annually each January in accordance with the Corporation’s standard practice.

3.                                      Benefits:  During your employment by the Corporation, you will be entitled to:

(a)                                  participate in all group insurance and benefit programs generally applicable to salaried employees of the Corporation from time to time;

(b)                                 four (4) weeks vacation in respect of each completed twelve (12) month period of employment during the term of this agreement, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof; and

(c)                                             reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with MEC’s policies from time to time, but excluding automobile operating costs.

5.                                      Conditions for Continued Employment: It is acknowledged by you that as a condition of your continued employment you will comply in every respect with MEC’s Capital Expenditure Guidelines, Health, Safety and Environmental Policy, Code of Business Conduct and the MEC Insider Reporting and Trading Policy, as amended from time to time, together with such other policies that may be established by MEC and be in effect from time to time.

6.                                      Termination:  Your employment and this agreement, including all benefits provided for under this agreement, will terminate on:  (a) the acceptance by the Corporation of your voluntary resignation; (b) at the Corporation’s option, your disability for an aggregate of twelve (12) months or more in any twenty-four (24) month period, subject to any statutory requirement to accommodate such disability or provide compensation upon such termination; (c) your death; or (d) your dismissal for cause or by reason of your breach of the terms of this agreement.

Otherwise, you or the Corporation may, at any time for any reason, terminate your employment and this agreement without cause by providing the other party with six (6)  months’ prior written notice of intention to terminate.  Alternatively, the Corporation may elect to terminate your employment immediately by paying you a retiring allowance  equivalent to six (6) months’ Base Salary (less statutorily required deductions) either in a lump sum within thirty (30) days of the day of termination or monthly in arrears in six (6)  equal instalments commencing thirty (30) days after the day of termination.  The Corporation may also terminate your employment and this agreement by providing you a combination of working notice and retiring allowance equivalent to the notice period described above.  If your employment is terminated pursuant to this paragraph except in the cases of voluntary resignation, disability, death or the completion of working notice, the Corporation shall maintain on your behalf the benefits referred to in paragraph 4(a), except for life and disability insurance benefit coverage, for a period of six (6) months.  Your life and disability insurance benefit coverage shall be maintained for a period of not less than the period required by applicable statute.  In the case of voluntary resignation, disability, death or the completion of working notice, your benefits will terminate on the last day of your employment.

In the event that you breach the provisions of paragraph 8, the payment of any further amounts under this agreement will immediately cease.  Further, subject to your statutory entitlements, the amount paid in each instalment will be offset by any income earned by you, during the period you are entitled to receive instalments, regardless of whether such income is earned from alternate or self-employment.

The termination provisions set forth above are inclusive of any and all statutory, common law and/or contractual entitlement to severance pay, notice of termination or pay in lieu thereof, salary, bonuses, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation (including, specifically, any preceding employment by the Corporation and its affiliated or associated Corporations and/or their respective predecessors, (all of the foregoing are hereinafter collectively referred to as the “MEC Group”)), and the termination of your employment and this agreement.

7.                                      Confidentiality:  You shall keep confidential at any time during or after your employment, any information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation or any member of the MEC Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them.  In addition, if requested at any time, you shall execute a separate form of Employee Confidentiality Agreement as a condition of your continued employment.

8.                                      Other Conditions:  You hereby acknowledge as reasonable, in terms of both scope and duration, and agree that you shall abide by the following terms and conditions:

i)                                        Technology, Know-How, Inventions, Patents:  That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the MEC Group shall be the exclusive property of the MEC Group and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

ii)                                     Confidentiality:  You shall keep confidential at all times during and after your employment, all information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation or any member of the MEC Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them.  In addition, if requested at any time, you shall immediately execute a separate form of Employee Confidentiality Agreement in the Corporation’s standard form as a condition of your continued employment.

iii)                                  Conflict of Interest:  You shall not engage in any business activities, either through yourself or through immediate family member(s), which may place you in an actual or apparent conflict of interest with your duty to act, at all times, in the best interests of the Corporation.

iv)                                 Non-Competition:  During the term of your employment with the Corporation and for a period of six (6) months after the termination of your employment, you shall not, directly or indirectly, in any capacity compete with the business of the Corporation or of any member of the MEC Group in respect of which you have had access to proprietary or confidential information.

v)                                    Non-Solicitation:  During the term of your employment with the Corporation and for a period of twelve (12) months after the termination of your employment, you shall not, directly or indirectly solicit, attempt to solicit or call upon any firm, person or company who is or was a customer or client of the Corporation or any member of the MEC Group or otherwise solicit, attempt to solicit, or communicate in any way with employees of the Corporation or any member of the MEC Group for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity.

9.                                      Severability: You acknowledge and agree that should any provision in this agreement be held to be invalid, void or unenforceable, it shall be declared separate and distinct, and the remaining provisions shall continue in full force and effect.

10.                                Assignability: This agreement may be assigned by the Corporation in its sole discretion to any other member of the MEC Group or any MEC affiliate without your prior consent.  Upon completion of such assignment, the Corporation shall be automatically released from any obligation, liability or responsibility under this agreement.  Upon such assignment, your title and position may be changed to reflect the organizational structure of the Corporation to which you are being assigned.

11.                                Governing Law:  This Agreement and the legal relations hereby created between you and the Corporation shall be governed by and construed under and in accordance with the internal laws of the Province of Ontario without regard to conflicts of law principles.

12.                                Start Date: Your employment under the terms of this agreement shall commence on April 16, 2009, subject to your employment arrangements with Magna International being severed, or such earlier or later date as may be mutually agreed upon in writing.  Upon cessation of your employment or other termination of this agreement, paragraph 9 shall continue in full force and effect.

If the terms as set out in this agreement are acceptable to you, please sign and date three (3) copies in the places indicated and return two (2) fully signed copies to the attention of April 20, 2009, after which, if not so signed and returned, this agreement shall be withdrawn.  Upon execution by you, this agreement (i) replaces any prior written or oral employment agreement or other agreement concerning remuneration between you and the Corporation or any member of the MEC Group and (ii) will continue to apply to your employment in a similar or other capacity with the Corporation or any member of the MEC Group and (iii) will continue to be applicable in the event that your employment with the Corporation continues beyond the expiry date of the term specified above without this agreement being formally extended or replaced.

Yours very truly,

/s/William G. Ford

William G. Ford
Executive Vice-President,
General Counsel & Secretary

/lo

I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all the terms and conditions of my employment with Magna Entertainment Corp. (the “Corporation”) and that no other terms, conditions or representations other than those within this letter form part of this agreement and confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would present or impair me in carrying out my duties and functions with the Corporation.  Furthermore, I confirm that during the term of my employment I will not offer to the Corporation any confidential or proprietary information that I have knowledge of with respect to my former employers, nor will I provide such information to the Corporation should I be requested to do so, until such time as such information is no longer confidential, propriety or comes into the public domain.

I understand that in order to manage the employment relationship, it will be necessary for the Corporation to collect and use certain personal information about me, as well as my beneficiaries and dependents.  I grant my consent to the collection and use of this information, as well as to the disclosure of relevant personal information to employees, affiliates and agents of the Corporation where necessary for legitimate business reasons, including performance and attendance management, and administration of the Corporation’s compensation, employee benefit, profit sharing and retirement programs.

April 21, 2009	/s/Stephen McCasey

Date	Stephen McCasey